Press Release
Exhibit 99.1

Cusip# 138748 10 8
Trading Symbol: OTC BB CWPC

FIREBAG EAST ATHABASCA OIL SANDS PROJECT
DRILLING PROGRESS REPORT

Calgary Alberta, January 13, 2006 - CanWest Petroleum Corporation (OTC: BB CWPC) is pleased to report the initial core hole known as # 6 - 11 - 095- 25W3 has been drilled to total depth and intersected 18 meters (59 feet) of  bitumen bearing sands within the McMurray formation.   The core recovery was greater than 90% and will be sent for analysis.

Hole #6 -11 is located approximately 400 meters to the west of a previously drilled hole known as #07 - 11-095-25W3 which also cored bitumen from the Mc Murray formation.

The next several core holes will be drilled in the immediate area which is located in the western central portion of the Company’s overall land position of 846,000 acres.

Weather permitting, the balance of the Phase One 25 hole program may be completed on schedule.  The company will report on the Phase One Program from time to time as results are received. Also, the company has completed its application to drill a further 125 core holes, that will be submitted for government approval at this time.

CanWest Petroleum Corporation has the right to own a 71.3% interest in Oilsands Quest, a private Alberta operating company that has 100% of extensive acreage in the Canadian Athabasca Oil Sands Region covering some 846,000 acres known as the Firebag East, which is highly prospective for Athabasca bitumen. The Company also owns 100% of the 23,000 acre Eagle Nest Project with a known bitumen resource of 3.4 billion barrels in place.   In addition, the Company owns 98% of the Pasquia Hills oil shale project with a fully risked resource of 2.4 billion barrels shale oil that grades 7.5% kerogen by weight of which 59% are aromatics including benzenes and naphtha's suitable for petro chemical feed stocks.

Contacts:               CanWest Petroleum Corporation
Steve McGuire or Bob Faris (604) 606-7979 or Toll Free: 1-800-877-1626
Jonathan Buick (416) 907 - 4597
Randal Pow (888) 858-7759
Email to: investor@canwestpetroleum.com
Website info at www.canwestpetroleum.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors effecting the Company's operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.